UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2021

CERECOR INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-37590	45-0705648
(Commission File Number)	(IRS Employer Identification No.)
540 Gaither Road, Suite 400, Rockville, Maryland 20850
(Address of principal executive offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (410) 522-8707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	CERC	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On June 4, 2021 (the “Closing Date”), Cerecor Inc. and several of its subsidiaries (collectively, the “Company”) entered into a $35.0 million venture debt financing agreement (the “Loan Agreement”) with Horizon Technology Finance Corporation (“Horizon”) and Powerscourt Investments XXV, LP (“Powerscourt”, together with Horizon, the “Lenders”), the proceeds of which will provide the Company with additional working capital for general corporate purposes, primarily to support the ongoing clinical development of key investigational product candidates within its pipeline and for general and administrative expenses. In accordance with the Loan Agreement, $20.0 million of the $35.0 million loan was funded on the Closing Date, with the remaining $15.0 million fundable upon the Company achieving certain predetermined milestones.

Each advance of the loan will mature 42 months from the first day of the month following the funding of the advance. The advances made on the Closing Date will mature on January 1, 2025. Each advance accrues interest at a per annum rate of interest equal to 6.25% plus the prime rate, as reported in the Wall Street Journal (subject to a floor of 3.25%). The Loan Agreement provides for interest-only payments through January 1, 2023. The interest-only period may be extended to July 1, 2023 if the Company satisfies the Interest Only Extension Milestone (as defined in the Loan Agreement). Thereafter, commencing February 1, 2023 (or August 1, 2023 if the interest only period is extended) amortization payments will be payable monthly equal installments of principal and interest through the maturity date. Upon ten business days’ prior written notice, the Company may prepay all of the outstanding advances by paying the entire principal balance and all accrued and unpaid interest, subject to a prepayment charge of 3% of the then outstanding principal balance of the loans if the loan is prepaid on or before the Loan Amortization Date (as defined in the Loan Agreement), 2% if such loan is prepaid after the Loan Amortization Date applicable to such loan, but on or prior to twelve months following the Loan Amortization Date, and 1% thereafter. In addition, a final payment equal to 3% of each loan is due on the earlier of the maturity date or prepayment of the loan. Amounts outstanding during an event of default shall be payable on demand and shall accrue interest at an additional rate of 5% per annum of the past due amount outstanding.

Each advance of the loan is secured by a lien on substantially all of the assets of the Company, other than Intellectual Property and Excluded Collateral (in each case as defined in the Loan Agreement), and contains customary covenants and representations, including a financial reporting covenant and limitations on dividends, indebtedness, collateral, investments, distributions, transfers, mergers or acquisitions, taxes, corporate changes, deposit accounts, and subsidiaries.

The events of default under the Loan Agreement include, among other things, without limitation, and subject to customary grace periods, (1) the Company’s failure to make any payments of principal or interest under the Loan Agreement, promissory notes or other loan documents, (2) the Company’s breach or default in the performance of any covenant under the Loan Agreement, (3) the occurrence of a material adverse change, (4) the Company’s insolvency or bankruptcy, (5) certain attachments on the Company’s assets, (6) certain unsatisfied final judgments against the Company or (6) the occurrence of any material default under certain agreements or obligations of the Company involving indebtedness in excess of $200,000. If an event of default occurs, Horizon is entitled to accelerate the loan amounts due, or take other enforcement actions.

The Loan Agreement also contains warrant coverage. Eight warrants (the “Warrants”) were issued by the Company to the Lenders to purchase a combined 403,844 shares of the Company’s common stock with an exercise price of $2.60. The Warrants are exercisable for ten years from the date of issuance.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which Cerecor expects to file as an exhibit to Cerecor’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2021 (the “Form 10-Q”).

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

4.1	Warrant to Purchase Common Stock (Loan A) issued June 4, 2021 by Cerecor, Inc. to Horizon Technology Finance Corporation

4.2	Warrant to Purchase Common Stock (Loan B) issued June 4, 2021 by Cerecor, Inc. to Horizon Technology Finance Corporation

4.3	Warrant to Purchase Common Stock (Loan C) issued June 4, 2021 by Cerecor, Inc. to Horizon Technology Finance Corporation

4.4	Warrant to Purchase Common Stock (Loan D) issued June 4, 2021 by Cerecor, Inc. to Powerscourt Investments XXV, LP

4.5	Warrant to Purchase Common Stock (Loan E) issued June 4, 2021 by Cerecor, Inc. to Horizon Technology Finance Corporation

4.6	Warrant to Purchase Common Stock (Loan F) issued June 4, 2021 by Cerecor, Inc. to Horizon Technology Finance Corporation

4.7	Warrant to Purchase Common Stock (Loan G) issued June 4, 2021 by Cerecor, Inc. to Horizon Technology Finance Corporation

4.8	Warrant to Purchase Common Stock (Loan H) issued June 4, 2021 by Cerecor, Inc. to Horizon Technology Finance Corporation

99.1	Press Release issued by Cerecor Inc., on June 7, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERECOR INC.

Date: June 7, 2021	By:	/s/ Schond L. Greenway
Schond L. Greenway
Chief Financial Officer

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